Exhibit 4.2

 Share Certificate of UP Fintech Holding Limited (the “Company”) An Exempted Company incorporated in the Cayman Islands Authorised capital of the Company is USD50,000.00 divided into 5,000,000,000 shares of USD0.00001 each (i)4,662,388,278 Class A Ordinary Shares of US$0.00001 par value per share and, (ii)337,611,722 Class B Ordinary Shares of US$0.00001 par value per share. This is to certify that the undermentioned person is the registered holder of the shares specified hereunder in the Company, subject to the Memorandum and Articles of Association of the Company. Date of Issue:Given under the common seal of the Company on the date stated herein. Director / Officer NO TRANSFER OF ANY OF THE ABOVE SHARES CAN BE REGISTERED UNLESS ACCOMPANIED BY THIS CERTIFICATE Name & Address of the Shareholder: Certificate No.: [] No. of Shares: [] Class A Ordinary Consideration Paid: []